Exhibit 99.1

Galaxy Gaming Reports Q1 2023 Financial Results

LAS VEGAS, May 15, 2023 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems for land-based casinos and iGaming content, announced today its financial results for the quarter ended March 31, 2023.

Financial Highlights

Q1 2023 vs. Q1 2022

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Revenue increased 25% to $7,423K
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Adjusted EBITDA increased 15% to $3,084K
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Net income of $111K vs. net loss of $(14)K

Balance Sheet Changes (vs. December 31, 2022)

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Cash decreased 10% to $16,386K
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Total long-term debt (gross) decreased to $58,841K from $59,740K
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Stockholders’ deficit decreased to $(17,513)K from $(17,885)K

Executive Comments

“2023 is off to a good start” said Todd Cravens, President, and CEO. “Our revenues, which were a record, include approximately $1.3 million of perpetual license purchases from a large customer in GG Core, and we expect more of these purchases in the second quarter. Without these purchases in Q1 23, our GG Core revenues were $3.9 million vs $3.8 million in Q1 22. In our GG Digital business revenues (net) were $2.3 million vs $2.1 million in Q1 22. We anticipate that Q1 23 will be the last quarter in which year-over-year comparisons are adversely affected by exchange rates. In April, our GOS platform was approved by the testing lab, and we are now receiving the necessary approvals to sell GOS in jurisdictions where such approval is required.”

“We paid down $733K of principal on the Fortress loan in Q1, and Net Leverage was 3.9x at the end of the quarter, comfortably below the 6.0x maximum” said Harry Hagerty, the Company’s CFO. “We saw an increase in receivables from some of our largest customers and a decrease in payables to one of our largest vendors, with the result that we saw a decrease in cash in the quarter. We believe that our liquidity will remain strong through the balance of the year, and we continue to target a refinancing of our debt in late 2023.”

Hagerty added, “With respect to fiscal 2023, we are increasing our guidance for revenue (net of iGaming royalties) from a range of $26-$27 million to a range of $27.5-$28.5 million, and we are increasing the guidance for Adjusted EBITDA from a range of $12-13 million to a range of $13.0-13.25 million. This forecast assumes no impact to our business from the war in Ukraine, and no economic recession. Finally, the forecast is based on currency exchange rates that we experienced in the first quarter.”

The company will update its investor deck to reflect the results this quarter. Investors are encouraged to send questions to management at investors@galaxygaming.com by Wednesday, May 17. Management will record their answers to investors on May 23.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management's current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements identified by words such as "believe," "will," "may," "might," "likely," "expect," "anticipates," "intends," "plans," "seeks," "estimates," "believes," "continues," "projects" and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of Galaxy Gaming, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Galaxy Gaming's performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of Galaxy Gaming to enter and maintain strategic alliances, product placements or installations, in land based casinos or grow its iGaming business, garner new market share, secure licenses in new jurisdictions or maintain existing licenses, successfully develop or acquire and sell proprietary products, comply with regulations, have its games approved by relevant jurisdictions, and adapt to changes resulting from the COVID-19 pandemic and other factors. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events, or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. Galaxy Gaming expressly disclaims any obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, and cruise ship and casinos worldwide. In addition, through its wholly owned subsidiary, Progressive Games Partners LLC, Galaxy licenses proprietary table games content to the online gaming industry. Connect with Galaxy on Facebook, YouTube and Twitter.

Non-GAAP Financial Information

Adjusted EBITDA includes adjustments to net loss/income to exclude interest, taxes, depreciation, amortization, share based compensation, gain/loss on extinguishment of debt, foreign currency exchange gains/losses, change in estimated fair value of interest rate swap liability and severance and other expenses related to litigation. Gross revenue adds back royalty expenses paid to owners of intellectual property re-licensed to our iGaming clients. Neither Gross Revenue nor Adjusted EBITDA is a measure of performance defined in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). However, Gross Revenue and Adjusted EBITDA are used by management to evaluate our operating performance. Management believes that disclosure of the Gross Revenue and Adjusted EBITDA allows investors, regulators, and other stakeholders to view our operations in the way management does. Gross Revenue and Adjusted EBITDA should not be considered as an alternative to net income or to net cash provided by operating activities as a measure of operating results or of liquidity. Finally, Gross Revenue and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Contact:

Media: Phylicia Middleton (702) 936-5216

Investors: Harry Hagerty (702) 938-1740